Exhibit 12

RICHARD E. KNECHT
A PROFESSIONAL CORPORATION
ATTORNEY AT LAW
120 NEWPORT CENTER DRIVE
NEWPORT BEACH, CALIFORNIA 92660

EMAIL:
rknecht@knechtlaw.com		CELL: 949-292-9160

April 27, 2023

Mr. Victor E. Guerrero

President and Chief Operating Officer

Infinity Bancorp

6 Hutton Centre Drive, Suite 100

Santa Ana, CA 92707

Re:	Infinity Bancorp

Offering Statement on Form 1-A

Originally Filed on February 17, 2023

Amendment No. 1 Filed on March 15, 2023

Amendment No. 2 Filed on April 27, 2023

File No. 024-12158

Dear Mr. Guerrero:

We are counsel to Infinity Bancorp (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”). The Offering Statement covers the contemplated sale and issuance of up to 800,000 shares of common stock no par value per share (the “Common Stock”) by the Company (the “Company Shares”).

In connection with the opinion contained herein, we have examined the Offering Statement, the articles of incorporation and bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents in our judgement necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder and the accuracy and completeness of all public records reviewed by us.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued or resold, as applicable, in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof. In addition to the qualifications assumptions and limitation set forth above, the foregoing opinion is further qualified as follows:

1.	We do not express any opinion herein concerning any law other than the California General Corporation Law, the substantive law of the State of California and the substantive federal securities laws of the United States of America. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws or the interpretations thereof, be changed. We express no opinion as to the laws of any other state or jurisdiction of the United States or of any foreign jurisdiction. We have made no inquiry into the laws and regulations or as to laws relating to choice of law or conflicts of law principles. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

2.	The opinion stated herein relating to the validity and binding nature of obligations of the Company is subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We consent to the use of this opinion as an exhibit to the Offering Statement and we further consent to the reference of our name under the caption “Legal Opinions” in the offering circular.

Very truly yours,

/s/ Richard E. Knecht	for

Richard E. Knecht A Professional Corporation